ROPES & GRAY LLP
ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050
BOSTON NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, DC www.ropesgray.com
Exhibit 5.1
February 9, 2006
Ropes & Gray LLP
Iomai Corporation
20 Firstfield Road
Suite 250
Gaithersburg, Maryland 20878
Ladies and Gentlemen:
This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed on February 9, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 80,000 shares of Common Stock, $0.01 par value (the “Shares”), of Iomai Corporation, a Delaware corporation (the “Company”). The Shares are issuable under the Company’s 2006 Employee Stock Purchase Plan (the “Plan”).
We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

Iomai Corporation	-2-	February 9, 2005
It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP